Exhibit 99.1

FOR IMMEDIATE RELEASE: February 12, 2016

Salon Media Group Reports Third Quarter Fiscal 2016 Results

32% Increase in Revenue Reported

NEW YORK, NY (February 12, 2016). Salon Media Group, Inc. (OTCQB: SLNM) today announced its results for the three and nine months ending December 31, 2015.

Highlights:

●	Net revenue was 32% higher than same period last year
●	Improved revenues driven by programmatic and higher CPM pre-roll advertising
●	Original editorial video expanded on the Salon.com website
●	Unique visitors to Salon.com averaged 15.7 million for the quarter

Net revenue for the period was $2.0 million, an increase of 32% from the $1.5 million reported for the three months ending December 31, 2014. For the nine months ending December 31, 2015, net revenue was $5.3 million, an increase of 42% from the $3.7 million reported for the nine months ending December 31, 2014. The increase in revenue as compared to a year ago was a result of stronger programmatic advertising revenues and a larger portion of higher cost-per-thousand (CPM) video advertising.

The Company’s loss from operations for the third quarter was $0.3 million, compared to a loss of $0.8 million for the same period last year. The Company’s loss from operations for the nine months ending December 31, 2015 was $1.4 million, compared to a loss of $2.9 million for the same period last year. The decrease in losses for the three and nine month periods resulted from an increase in revenues and stable operating expenses of $2.2 million and $6.7 million for the corresponding periods.

Salon continued to execute its strategy to produce original editorial video content focused on news, politics, and entertainment. This approach has two goals: to add high quality diversified content to the Website, and to attract premium video advertising that commands higher CPMs as compared to display advertising. Salon tested posting original videos on Facebook in December, with encouraging early results: one video exceeded 20 million views and another exceeded 10 million views. Salon will continue to assess and refine the video product based on user adoption. These videos complement Salon’s brand of fearless journalism that makes the conversation smarter, and are designed for maximum share-ability on social media sites.

Average unique visitors to the Salon.com website during the third quarter totaled 15.7 million, a decrease of 13% compared to the same period last year, and an increase of 4% compared to the previous quarter, according to data compiled by Google Analytics. Unique visitors as measured by comScore decreased 5% compared to the third quarter last year and increased 11% compared to the previous quarter. The difference between the two sources is that comScore uses a panel-centric method for counting unique visitors in the U.S. market rather than the tagging technology used by Google Analytics to measure global users.

On August 3, 2015, the Writers Guild of America, East, Inc. became the collective bargaining representative of Salon’s non-supervisory editorial employees. Salon commenced collective bargaining with the WGAE in November 2015.

Editorial highlights from the third quarter were conversation-defining articles on key news events, including the terrorist attacks in Paris and shootings in the U.S. and abroad, commentary on race and cultural conversations, and coverage of the Democratic and Republican presidential campaigns. Other notable stories pertained to the Oregon Shooting, terrorism in Paris, and Amanda Marcotte on our “obsession with the female Paris bomber.” A David Spade excerpt on his decades-long feud with Eddie Murphy had 350,000 reads and earned a Salon mention in Rolling Stone, CBS, “The Today Show,” Entertainment Weekly and other outlets. Roger Waters' open letter to Jon Bon Jovi was widely shared and linked to with credit to Salon by dozens of publications. Chauncey DeVega's piece on race, terrorism and the Planned Parenthood shooting was named among the most essential writing by a person of color in 2015 by The Huffington Post.

Social media continues to be a major source of referral traffic, at approximately 37% of Website visits, and a significant focus across the Company. Salon makes regular updates to the Website to optimize content to be shared on social media with a special focus on the Company’s mobile platforms. In December 2015, Salon had approximately 815,000 Facebook “likes,” and 575,000 Twitter followers, an annual increase of 27% and 23% respectively.

Mobile users accounted for 59.4% of all users in December 2015, an increase from 54.7% in September 2015 and 57.1% in December 2014. Salon continues to have a company-wide focus on its users’ mobile needs, especially quick and easy access to fast-loading content optimized for better readability on smaller screens.

Salon’s direct advertising team continued to focus on native advertising campaigns that incorporated custom creative applications, pre-roll video advertising and seamless video integrations. More than 90% of Salon’s advertising campaigns included video assets, and that trend should continue as Salon further builds out its original video production capabilities. Major advertising clients included MSNBC, Comedy Central, Audible, and Hulu, for which we created an interactive crossword and advent calendar to promote “Seinfeld.”

Salon continually works towards leaner, more efficient technological systems through automation, improved architecture and adoption of emerging best practices. Throughout the quarter, Salon made technological updates to its browser, tablet, mobile, app and watch platforms with a focus on video, mobile, advertising and ad blocking.

“Our increased ad revenue speaks to how our continued investments in engaging new formats ranging from editorial video to our bespoke custom advertising solutions are being realized,” said Salon Media Group CEO Cynthia Jeffers. “Coupling this with our enhanced mobile delivery of Salon’s fearless journalism strengthens our relationship with both readers and brand advertisers.”

About Salon Media Group

Salon Media Group (OTCQB: SLNM) operates the pioneering, award-winning news site, Salon.com. Salon.com covers breaking news, politics, culture, technology and entertainment through investigative reporting, fearless commentary and criticism, and provocative personal essays. Salon.com has been a leader in online media since the dawn of the digital age and has bureaus in San Francisco and New York City.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, including, but not limited to, statements regarding our traffic, strategy, plans, objectives, expectations, intentions, financial performance, financing, economic conditions, on-line advertising, market performance, and revenue sources constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	Our cash flows may not meet expectations
●	Our reliance on related parties for significant operating and investment capital
●

Our principal stockholders exercise a controlling influence over our business affairs and may make business decisions with which non-principal stockholders disagree and may affect the value of their investment

●	Our dependence on advertising sales for significant revenues
●	The effect of online security breaches
●	Our ability to promote the Salon brand to attract and retain users, advertisers and strategic partners
●	Our ability to hire, integrate and retain qualified employees
●	The impact of the potential loss of key personnel, including editorial staff
●	The success of our efforts to protect our intellectual property or defend claims of infringement by third parties
●	Our technology development efforts may not be successful in improving the functionality of our network
●	Our reliance on third parties to provide necessary technologies

This press release should be read in conjunction with our Quarterly Report on Form 10-Q for the quarter ended December 31, 2015, filed with the SEC on February 12, 2016, and our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed with the SEC on June 19, 2015, including the “Risk Factors” set forth in such reports, and our other reports currently on file with the Securities and Exchange Commission, which contain more detailed discussion of risks and uncertainties that may affect future results. We do not undertake to update any forward-looking statements except as otherwise required by law.

INVESTOR RELATIONS CONTACT:

Elizabeth Hambrecht
Chief Financial Officer

870 Market Street

San Francisco, CA 94102

(415) 275-3911

MEDIA RELATIONS CONTACT:

Lindsay Sarah Krasnoff, PhD

Communications Director

132 West 31st Street

New York, NY 10001

(646) 400-5626

SALON MEDIA GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value amounts)

	December 31,	March 31,
	2015	2015 (1)
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$160	$229
Accounts receivable, net of allowance of $30 and $55	1,446	874
Prepaid expenses and other current assets	104	141
Total current assets	1,710	1,244
Property and equipment, net	69	60
Other assets, principally deposits	301	301
Total assets	$2,080	$1,605
Liabilities and Stockholders' Deficit
Current liabilities:
Short-term borrowings	$1,000	$1,000
Related party advances	7,491	5,826
Accounts payable and accrued liabilities	1,274	1,331
Total current liabilities	9,765	8,157

Deferred rent	69	73
Total liabilities	9,834	8,230

Stockholders’ deficit:
Preferred Stock, $0.001 par value, 5,000,000 shares authorized, 1,075 shares issued and outstanding as of December 31, 2015 and March 31, 2015 (liquidation value of $2,546 as of December 31, 2015 and $2,495 as of March 31, 2015)	-	-
Common stock, $0.001 par value, 150,000,000 shares authorized, 76,245,442 shares issued and outstanding as of December 31, 2015 and March 31, 2015	76	76
Additional paid-in capital	116,152	115,890
Accumulated deficit	(123,982)	(122,591)
Total stockholders' deficit	(7,754)	(6,625)
Total liabilities and stockholders' deficit	$2,080	$1,605

(1) Derived from the Company’s audited consolidated financial statements.

SALON MEDIA GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Revenue, net	$1,950	$1,473	$5,329	$3,740

Operating expenses:
Production and content	996	1,022	2,905	2,937
Sales and marketing	394	477	1,252	1,342
Technology	342	298	1,069	963
General and administrative	459	469	1,464	1,354
Total operating expenses	2,191	2,266	6,690	6,596

Loss from operations	(241)	(793)	(1,361)	(2,856)
Interest expense, net	(10)	(10)	(30)	(29)
Net loss	$(251)	$(803)	$(1,391)	$(2,885)

Basic and diluted net loss per share	$(0.00)	$(0.01)	$(0.02)	$(0.04)

Weighted average shares used in computing basic and diluted net loss per share	76,245	76,245	76,245	76,245